[ARTICLE] 3
[MULTIPLIER]   1,000
Part II.  Other information,   Item 6a.
Exhibit 11.1

                              CORNERSTONE IMAGING, INC.
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                (UNAUDITED)

                                               Three Months Ended   Nine Months Ended
                                                     Sept 30,          Sept 30,
                                              ------------------- -------------------
                                                1997      1996      1997      1996
                                              --------- --------- --------- ---------
Net income (loss)                               $7       $432       $893    ($2,434)
                                              ========= ========= ========= =========

Common Stock equivalents                          16       62         22       511

Weighted average shares
   outstanding                                   7,095     7,496     7,324     7,140

Total shares                                     7,111     7,558     7,324     7,452
                                              ========= ========= ========= =========

Per share amount                                ($0.00)   ($0.06)    $0.12    ($0.33)
                                              ========= ========= ========= =========
